SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1; Exit Filing)

Twitter, Inc.

(Name of Issuer)

Common Stock, $0.000005 par value

(Title of Class of Securities)

90184L102

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90184L102

1	Name of Reporting Person RTLC Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person Institutional Associates Fund II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person John Giampetroni

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 4,501,716

	6	Shared Voting Power 2,802,168

	7	Sole Dispositive Power 4,501,716

	8	Shared Dispositive Power 2,802,168

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,303,884

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.2% (See Item 4 herein)

12	Type of Reporting Person IN

1	Name of Reporting Person Suhail Rizvi

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 4,479,729

	6	Shared Voting Power 2,802,168

	7	Sole Dispositive Power 4,479,729

	8	Shared Dispositive Power 2,802,168

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,281,897

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.1% (See Item 4 herein)

12	Type of Reporting Person IN

1	Name of Reporting Person Compliance Matter Services, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person IAF Manager, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person Institutional Associates Fund, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management V, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT Treetops, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management III, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT EA, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT-FF SM II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT-FF SM, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT Morningside II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT Kendall, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT Morningside, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management VI, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT Spartan III, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management IV, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

1	Name of Reporting Person RT Kingdom, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) —

12	Type of Reporting Person OO

END OF COVER PAGE

CUSIP No. 90184L102

The Reporting Persons named in Item 2 below are hereby jointly filing this Amendment No. 1 to Schedule 13G (this “Statement”) because due to certain relationships among the Reporting Persons, such Reporting Persons may be deemed to beneficially own the same securities named in Item 1 below by one of the Reporting Persons.  In accordance with Rule 13d-1(k)(1)(iii) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons named in Item 2 below have executed a written agreement relating to the joint filing of Schedule 13G  and any amendments thereto (the “Joint Filing Agreement”), a copy of which is attached hereto as Exhibit A.

Item 1.
	(a)	Name of Issuer. Twitter, Inc.
	(b)	Address of Issuer’s Principal Executive Offices. 1355 Market Street, Suite 900, San Francisco, California 94103

Item 2.
(a)

Name of Persons Filing (collectively, the “Reporting Persons”).
(i)            RTLC Management, LLC

(ii)           Institutional Associates Fund II, LLC

(iii)          John Giampetroni

(iv)          Suhail Rizvi

(v)           Compliance Matter Services, LLC

(vi)          IAF Manager, LLC

(vii)         Institutional Associates Fund, LLC

(viii)        RTLC Management V, LLC

(ix)          RT Treetops, LLC

(x)           RTLC Management III, LLC

(xi)          RT EA, LLC

(xii)         RT-FF SM II, LLC

(xiii)        RT-FF SM, LLC

(xiv)        RT Morningside II, LLC

(xv)         RT Kendall, LLC

(xvi)        RT Morningside, LLC

(xvii)       RTLC Management VI, LLC

(xviii)      RT Spartan III, LLC

(xix)        RTLC Management IV, LLC

(xx)         RT Kingdom, LLC

(b)

Address or Principal Business Office or, if none, Residence.
(i) — (xviii) in Item 2(a) above: 260 East Brown Street, Suite 380, Birmingham, MI 48009

(xix) — (xx) in Item 2(a) above: 575 Madison Avenue, 7th Floor, New York, NY 10022

(c)

Citizenship or place of organization.
(i)            RTLC Management, LLC — Delaware

(ii)           Institutional Associates Fund II, LLC - Delaware

(iii)          John Giampetroni — United States of America

(iv)          Suhail Rizvi — United States of America

(v)           Compliance Matter Services, LLC - Delaware

(vi)          IAF Manager, LLC - Delaware

(vii)         Institutional Associates Fund, LLC - Delaware

(viii)        RTLC Management V, LLC - Delaware

(ix)          RT Treetops, LLC - Delaware

(x)           RTLC Management III, LLC - Delaware

(xi)          RT EA, LLC — Delaware

(xii)         RT-FF SM II, LLC - Delaware

(xiii)        RT-FF SM, LLC - Delaware

(xiv)        RT Morningside II, LLC - Delaware

(xv)         RT Kendall, LLC - Delaware

(xvi)        RT Morningside, LLC - Delaware

(xvii)       RTLC Management VI, LLC - Delaware

(xviii)      RT Spartan III, LLC - Delaware

(xix)        RTLC Management IV, LLC - Delaware

(xx)         RT Kingdom, LLC — Delaware

	(d)	Title of Class of Securities. Common Stock, $0.000005 par value
	(e)	CUSIP No. 90184L102

Item 3.	Reporting person.
If this statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).
	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
	(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).
	(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution.

Item 4.	Ownership.
(i)	John Giampetroni
	(a)	Amount beneficially owned: 7,303,884 shares
	(b)	Percent of class: 1.2%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: 4,501,716 shares
		(ii)	Shared power to vote or to direct the vote: 2,802,168 shares
		(iii)	Sole power to dispose or to direct the disposition of: 4,501,716 shares
		(iv)	Shared power to dispose or to direct the disposition of: 2,802,168 shares

1,401,084 of the shares for which Mr. Giampetroni has shared voting/dispositive power are held directly by RT Funding, LLC (“RT Funding”).  Mr. Giampetroni is a manager of Rizvi Traverse Management, LLC, the manager of RT Funding, and therefore has the power to dispose of and to vote the common stock beneficially owned by RT Funding.  1,401,084 of the shares for which Mr. Giampetroni has shared voting/dispositive power are held directly by Rizvi Opportunistic Equity Fund II, L.P. (“ROEF II”).  Mr. Giampetroni is a manager of Rizvi Traverse Management II, LLC, the manager of ROEF II, and therefore has the power to dispose of and to vote the common stock beneficially owned by ROEF II.  By reason of the provisions of Rule 13d-3 of the Act, Mr. Giampetroni may be deemed to beneficially own the shares beneficially owned by RT Funding and ROEF II.  Mr. Giampetroni disclaims beneficial ownership of the securities owned by RT Funding and ROEF II and this report shall not be deemed as an admission of beneficial ownership of the reported securities.  The shares for which Mr. Giampetroni has sole voting/dispositive power are held by various trusts and investment vehicles controlled by Mr. Giampetroni.

(ii)	Suhail Rizvi
	(a)	Amount beneficially owned: 7,281,897 shares
	(b)	Percent of class: 1.1%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: 4,479,729 shares
		(ii)	Shared power to vote or to direct the vote: 2,802,168 shares
		(iii)	Sole power to dispose or to direct the disposition of: 4,479,729 shares
		(iv)	Shared power to dispose or to direct the disposition of: 2,802,168 shares

1,401,084 of the shares for which Mr. Rizvi has shared voting/dispositive power are held directly by RT Funding.  Mr. Rizvi is a manager of Rizvi Traverse Management, LLC, the manager of RT Funding, and therefore has the power to dispose of and to vote the common stock beneficially owned by RT Funding.  1,401,084 of the shares for which Mr. Rizvi has shared voting/dispositive power are held directly by ROEF II.  Mr. Rizvi is a manager of Rizvi Traverse Management II, LLC, the manager of ROEF II, and therefore has the power to dispose of and to vote the common stock beneficially owned by ROEF II.  By reason of the provisions of Rule 13d-3 of the Act, Mr. Rizvi may be deemed to beneficially own the shares beneficially owned by RT Funding and ROEF II.  Mr. Rizvi disclaims beneficial ownership of the securities owned by RT Funding and ROEF II and this report shall not be deemed as an admission of beneficial ownership of the reported securities.  The shares for which Mr. Rizvi has sole voting/dispositive power are held by various trusts and investment vehicles controlled by Mr. Rizvi.

(iii)

RTLC Management, LLC; Institutional Associates Fund II, LLC; Compliance Matter Services, LLC; IAF Manager, LLC; Institutional Associates Fund, LLC; RTLC Management V, LLC; RT Treetops, LLC; RTLC Management III, LLC; RT EA, LLC; RT-FF SM II, LLC; RT-FF SM, LLC; RT Morningside II, LLC; RT Kendall, LLC; RT Morningside, LLC; RTLC Management VI, LLC; RT Spartan III, LLC; RTLC Management IV, LLC; and RT Kingdom, LLC

	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: —
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: -0-
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: -0-

* As of October 31, 2014 (based on 634,511,461 shares of the Issuer’s Common Stock outstanding as reported by the Issuer in its Form 10-Q for the period ended September 30, 2014 filed with the Securities and Exchange Commission on November 6, 2014).

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than 5 percent of the class of securities, check the following: ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

RTLC MANAGEMENT, LLC
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

INSTITUTIONAL ASSOCIATES FUND II, LLC
COMPLIANCE MATTER SERVICES, LLC
RTLC MANAGEMENT III, LLC
RT-FF SM II, LLC
RT-FF SM, LLC
RT KENDALL, LLC
RT MORNINGSIDE, LLC
By: RTLC Management, LLC, its Manager
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

JOHN GIAMPETRONI
/s/ JOHN GIAMPETRONI
John Giampetroni, individually

SUHAIL RIZVI
/s/ SUHAIL RIZVI
Suhail Rizvi, individually

IAF MANAGER, LLC
RTLC MANAGEMENT IV, LLC
RTLC MANAGEMENT V, LLC
RTLC MANAGEMENT VI, LLC
By: RTLC Management, LLC, its Sole Member
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

INSTITUTIONAL ASSOCIATES FUND, LLC
By: RTLC Management, LLC, the Sole Member of
IAF Manager, LLC, its Manager
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

RT TREETOPS, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management V, LLC, its Manager
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

RT EA, LLC
RT MORNINGSIDE II, LLC
By: RTLC Management, LLC, the Manager of
RTLC Management III, LLC, its Manager
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

RT SPARTAN III, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC MANAGEMENT VI, LLC, its Manager
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

RT KINGDOM, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management IV, LLC, its Manager
/s/ AUDREY P. DIMARZO
Name: Audrey P. DiMarzo
Title: Principal, General Counsel

Exhibit A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Twitter, Inc.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 13, 2014.

RTLC MANAGEMENT, LLC
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

INSTITUTIONAL ASSOCIATES FUND II, LLC
COMPLIANCE MATTER SERVICES, LLC
RTLC MANAGEMENT III, LLC
RT-FF SM II, LLC
RT-FF SM, LLC
RT KENDALL, LLC
RT MORNINGSIDE, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

JOHN GIAMPETRONI
/s/ John Giampetroni
JOHN GIAMPETRONI, individually

SUHAIL RIZVI
/s/ Suhail Rizvi
SUHAIL RIZVI, individually

IAF MANAGER, LLC
RTLC MANAGEMENT IV, LLC
RTLC MANAGEMENT V, LLC
RTLC MANAGEMENT VI, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

INSTITUTIONAL ASSOCIATES FUND, LLC
By: RTLC Management, LLC, the Sole Member of
IAF Manager, LLC, its Manager

/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT TREETOPS, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management V, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT EA, LLC
RT MORNINGSIDE II, LLC
By: RTLC Management, LLC, the Manager of
RTLC Management III, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT SPARTAN III, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC MANAGEMENT VI, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT KINGDOM, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management IV, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President